Prospectus Supplement Filed pursuant to Rule 424(b)(3)
Registration No. 333-130251

PROSPECTUS SUPPLEMENT NO. 13
DATED August 14, 2007
(To Prospectus Dated August 7, 2006)

LIQUIDMETAL TECHNOLOGIES, INC.

11,614,322 Shares of Common Stock

This prospectus supplement supplements information contained in, and should be read in conjunction with, that certain Prospectus, dated August 7, 2006, of Liquidmetal Technologies, Inc., as supplemented by Supplement #1, dated August 9, 2006, Supplement #2, dated August 16, 2006, Supplement #3, dated October 12, 2006, Supplement #4, dated October 24, 2006, Supplement #5, dated November 14, 2006, Supplement #6 dated January 4, 2007, Supplement #7 dated March 16, 2007, Supplement #8 dated April 25, 2007, Supplement #9 dated May 15, 2007, Supplement #10 dated June 6, 2007, Supplement #11 dated July 27, 2007, and Supplement #12 dated August 14, 2007.

This prospectus supplement is not complete without, and may not be delivered or used except in connection with, the original Prospectus and Supplements #1, #2, #3, #4, #5, #6, #7, #8, #9, #10, #11, and #12 thereto.  The Prospectus relates to the public sale, from time to time, of up to 11,614,322 shares of our common stock by the selling shareholders identified in the Prospectus.

The information attached to this prospectus supplement modifies and supersedes, in part, the information in the Prospectus, as supplemented. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this prospectus supplement or Prospectus Supplements #1, #2, #3, #4, #5, #6, #7, #8, #9, #10, #11, and #12.

This prospectus supplement includes the attached Current Report on Form 8-K, as filed by us with the Securities and Exchange Commission on September 26, 2007.

We may amend or supplement the Prospectus, as supplemented, from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this Prospectus Supplement (or the original Prospectus, as previously supplemented) is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 26, 2007.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   September 20, 2007

LIQUIDMETAL TECHNOLOGIES, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	000-31332	33-0264467
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

30452 Esperanza

Rancho Santa Margarita, California 92688

(Address of Principal Executive Offices; Zip Code)

Registrant’s telephone number, including area code: (949) 635-2100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

LIQUIDMETAL TECHNOLOGIES, INC.

FORM 8-K

Item 5.02.                                          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 20, 2007, the Board of Directors of Liquidmetal Technologies, Inc. (the “Company”), upon the recommendation of the Board’s Compensation Committee, voted to increase the annual base salary paid to John Kang, the Chairman of the Board of Directors of the Company, to $300,000.  Under his employment agreement with the Company, Mr. Kang’s base salary was previously set at $200,000.  The payment of Mr. Kang’s new salary will be effective for all of 2007.

Also on September 20, 2007, the Board of Directors of the Company voted to grant common stock options under the Company’s 2002 Equity Incentive Plan to John Kang, the Chairman of the Board of Directors, Larry Buffington, the Company’s Chief Executive Officer and President, and Won Chung, the Company’s Vice President of Finance.  Mr. Kang and Mr. Buffington each received options to purchase 500,000 shares of the Company’s common stock at an exercise price of $0.77 per share and Mr. Chung received options to purchase 20,000 shares of the Company’s common stock at an exercise price $0.77 per share.  The exercise price was equal to the closing price of the Company’s common stock on the grant date.  These options will vest in five equal increments annually over the next five years.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

LIQUIDMETAL TECHNOLOGIES, INC.

	By:	/s/ Larry Buffington
Larry Buffington,
President and Chief Executive Officer

Date: September 26, 2007